EXHIBIT 3.3

CERTIFICATE OF CORPORATE DOMESTICATION

OF

Oppenheimer Holdings Inc.

The undersigned, presently a corporation organized and existing under the laws of Canada, for the purposes of domesticating a corporation under Section 388 of the General Corporation Law of the State of Delaware, does certify that:

1.  The corporation (hereinafter called the "corporation") was first formed, incorporated, or otherwise came into being on November 16, 1933 in the jurisdiction of British Columbia, Canada, continued on October 12, 1977 under the laws of Ontario, Canada, and continued on May 11, 2005 under the federal laws of Canada.

2.  The name of the corporation immediately prior to the filing of this certificate of corporate domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware was Oppenheimer Holdings Inc.

3.  The name of the corporation as set forth in its certificate of incorporation to be filed in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is Oppenheimer Holdings Inc.

4.  The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or other equivalent thereto under applicable law immediately prior to the filing of this certificate of domestication pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware is Ontario, Canada.

5.  The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6.  The effective time of this certificate of domestication shall be 2pm EST May 11, 2009.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed by its duly authorized officer on this 8th day of May, 2009.

OPPENHEIMER HOLDINGS INC.,

a Canadian corporation

By: “E.K. Roberts”

Name:  Elaine K. Roberts
Title:    President and Treasurer

A/72841955.3